FOR IMMEDIATE RELEASE

Ciena Announces $1 Billion Share Repurchase Authorization

HANOVER, Md. – October 2, 2024 – Ciena (NYSE: CIEN) today announced that its Board of Directors has authorized a program to repurchase up to $1 billion of the company’s common stock, commencing in fiscal year 2025 and continuing through the end of fiscal year 2027.

“Our new share repurchase program reflects the confidence we have in the ongoing strength of our business, cash generation, and operating results. It also highlights the competitive advantage we enjoy with our robust balance sheet,” said Ciena’s Chief Financial Officer James E. Moylan, Jr. “As we approach the completion of fiscal year 2024 and successfully wrap up our existing three-year repurchase program, this step demonstrates our continued priority to return capital to shareholders as part of our strategic and operating plans.”

Ciena may purchase shares at management’s discretion in the open market, in privately negotiated transactions, in transactions structured through investment banking institutions, or a combination of the foregoing. The Company may also, from time to time, enter into Rule 10b5-1 plans to facilitate repurchases of its shares under this authorization. The amount and timing of repurchases are subject to a variety of factors including liquidity, cash flow, stock price, and general business and market conditions. The program may be modified, suspended, or discontinued at any time. The share repurchase program will be funded with cash on hand or cash generated from operations.

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About Ciena
Ciena (NYSE: CIEN) is a global leader in networking systems, services, and software. We build the most adaptive networks in the industry, enabling customers to anticipate and meet ever-increasing digital demands. For three-plus decades, Ciena has brought our humanity to our relentless pursuit of innovation. Prioritizing collaborative relationships with our customers, partners, and communities, we create flexible, open, and sustainable networks that better serve all users—today and into the future. For updates on Ciena, follow us on LinkedIn, Twitter, the Ciena Insights blog, or visit www.ciena.com.

Note to Ciena Investors
You are encouraged to review the Investors section of our website, where we routinely post press releases, SEC filings, recent news, financial results, and other announcements. From time to time we exclusively post material information to this website along with other disclosure channels that we use. This press release contains certain forward-looking statements that are based on our current expectations, forecasts, information, and assumptions. These statements involve inherent risks and uncertainties. Actual results or outcomes may differ materially from those stated or implied, because of risks and uncertainties, including those detailed in our most recent annual and quarterly reports filed with the SEC. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies and can be identified by words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. Ciena assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.